Exhibit 3.4

CERTIFICATE OF AMENDMENT	ENDORSED - FILED
OF	In the office of the Secretary of State of the State of California
ARTICLES OF INCORPORATION

WESTERN SIERRA BANCORP	MAY 07 2004
A California Corporation
KEVIN SHELLEY
Secretary of State

Gary D. Gall and Anthony Gould, certify that:

1.                                       They are the duly elected and acting President and Secretary, respectively, of said Corporation.

2.                                       The following amendment has been approved by the Board of Directors of said Corporation.

3.                                       Article THREE of the Articles of Incorporation of this Corporation shall be amended to read as follows:

THREE: AUTHORIZED STOCK

This corporation is authorized to issue two classes of shares designated respectively “Common Stock,” and “Preferred Stock” and referred to either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively.  The number of shares of Common Stock is Fifteen Million (15,000,000) and the number of shares of Preferred Stock is Ten Million (10,000,000).

Upon the amendment of Article THREE to read as herein set forth, every two (2) shares of the issued and outstanding Common Stock of this corporation is split up and converted into three (3) shares of Common Stock.

4.                                       The foregoing amendment was one which may be adopted with approval of the Board of Directors of the Corporation pursuant to Section 902(c) of the California Corporations Code.  There are no shares of preferred stock outstanding.

/s/ Gary D. Gall
Gary D. Gall, President

/s/ Anthony Gould
Anthony Gould, Secretary

VERIFICATION

The undersigned, Gary D. Gall and Anthony Gould, respectively, of Western Sierra Bancorp, each declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his knowledge.

Executed at Cameron Park, California on 4-22, 2004.

/s/ Gary D. Gall
Gary D. Gall

/s/ Anthony Gould
Anthony Gould

[SEAL]

OFFICE OF THE SECRETARY OF STATE